Exhibit 99.1

The Navigators Group, Inc.

CORPORATE NEWS

Navigators Initiates Dividend

Stamford, CT, May 26, 2016 – (GLOBAL NEWSWIRE) — The Navigators Group, Inc. (NASDAQ:NAVG) announced today that its Board of Directors has declared a quarterly cash dividend of $0.09 per share of common stock to be paid on July 15, 2016 to stockholders of record at the close of business on June 20, 2016.

This will be the first dividend in the Company’s history and coincides with the 30th anniversary of its listing on the NASDAQ Exchange on June 20, 2016.

“Our Board’s decision to initiate a dividend demonstrates their confidence in the health of our business and our long-term prospects,” said Stan Galanski, Chief Executive Officer of The Navigators Group, Inc. “While we remain committed to the ongoing organic growth of our business, the initiation of a dividend policy reflects our strong capital position and our emphasis on the long-term growth of shareholder value.”

The Company’s dividend yield would be 0.41% based on the $0.36 indicated annual dividend and yesterday’s closing stock price of $88.61.

The Navigators Group, Inc. is an international specialty insurance holding company with insurance company operations, underwriting management companies and operations at Lloyd’s. Navigators has offices in the United States, the United Kingdom and Continental Europe, as well as representative offices in China and Brazil.

This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Whenever used in this release, the words “estimate,” “expect,” “believe” or similar expressions are intended to identify such forward-looking statements. Forward-looking statements are derived from information that we currently have and assumptions that we make. We cannot assure that results that we anticipate will be achieved, since results may differ materially because of known and unknown risks and uncertainties that we face. Please refer to Navigators’ most recent reports on Forms 10-K and 10-Q and its other filings with the Securities and Exchange Commission for a description of Navigators’ business and the important factors that may affect that business. Navigators’ undertakes no obligation to publicly update or revise any forward-looking statement.

Contact:	Ciro M. DeFalco
Senior Vice President and Chief Financial Officer
(203) 905-6343
cdefalco@navg.com
www.navg.com

400 Atlantic Street	Stamford, CT 06901
TEL (203) 905-6090	FAX (203) 658-1821